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                                                                    EXHIBIT 11.1

SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
(OOO'S EXCEPT PER SHARE DATA)

                                                   THREE MONTHS
                                                  ENDED MARCH 31,
                                                  ----------------
                                                   2000      1999
                                                  ------    ------
Net income                                        $1,212    $1,726
Less preferred stock dividends                      (525)      (31)
                                                  ------    ------
Income available to common stockholders--basic    $  687    $1,695
                                                  ======    ======
Less preferred stock dividends                        --        31
                                                  ------    ------
Income available to common stockholders--diluted  $  687    $1,726
                                                  ======    ======
Basic weighted average shares outstanding          7,342     8,130
Common equivalent shares:
 Dilutive stock options                               10        22
 Dilutive warrants                                    --       232
 Convertible preferred stock                          --       254
                                                  ------    ------

Diluted weighted average shares outstanding        7,352     8,638
                                                  ======    ======

Basic earnings per share                           $0.09     $0.21
                                                  ======    ======

Diluted earnings per share                         $0.09     $0.20
                                                  ======    ======